Exhibit 10.3

Amendment to Employment Agreement

The Employment Agreement dated October 21, 2004 (the “Agreement”) by and between Mark H. Perry (the “Employee”) and Netopia, Inc. (the “Company”) is hereby amended as set forth below.

1.	Notwithstanding the provisions of Section 1 of the Agreement, the parties agree that the Company will employ Employee through August 15, 2005, and Employee’s employment with the Company will terminate effective August 16, 2005. Nothing in this amendment shall be deemed to limit the Company’s right to terminate the Employee’s employment at any time for Cause as provided in Section 1(c) of the Agreement.

2.	Section 2(a) of the Agreement is amended to provide as follows: “Position. The Company agrees to employ the Employee in an executive position of Interim Senior Vice President and Chief Financial Officer through May 15, 2005. Effective May 16, 2005 and continuing through August 15, 2005, the Company agrees to employ the Employee as Executive Advisor, during which period Employee (a) will assist the Company’s new Chief Financial Officer during a transition period and (b) will continue to assist in the Company’s activities related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.”

3.	Section 3 of the Agreement is amended to provide as follows: “From October 21, 2004 through May 15, 2005, the Company agrees to pay the Employee as compensation for his services a base salary of Twenty Thousand Dollars ($20,000) per month. Effective May 16, 2005 and continuing through August 15, 2005, the Company agrees to pay the Employee as compensation for his services a base salary of Ten Thousand Dollars ($10,000) per month. Such salary payments shall be paid by the Company on a bi-monthly basis on the same dates as it makes salary payments generally to its employees based in the Unite States. Employee agrees that he shall not be entitled to receive any additional compensation for his services except as set forth in the Agreement, as amended herein.”

4.	Nothing in this Amendment to Employment Agreement shall be deemed to change the Employee’s (a) continued eligibility to participate through August 15, 2005 in all employee benefit plans and programs in which Employee participates as of the date hereof, as provided in Section 4 of the Agreement, and (b) right to receive reimbursement for approved travel and business expenses, as provided in Section 5 of the Agreement.

5.	Except as amended as set forth in this Amendment to Employment Agreement, the Agreement shall remain in full force and effect.

In witness whereof, each of the parties has executed this Amendment to Employment Agreement, in the case of the Company by its duly authorized President and Chief Executive Officer, as of the date set forth below.

Netopia, Inc.	Mark H. Perry

/s/ Alan B. Lefkof	/s/ M. H. Perry
Alan B. Lefkof
President and Chief Executive Officer
Dated: April 6, 2005	Dated: April 6, 2005